Exhibit 99.1

Zura Bio Reports Full Year 2023 Financial Results, Business
Highlights, and Appoints Robert Lisicki as Chief Executive Officer

-	Significant 2023 milestones highlighted by successful Nasdaq listing, leadership team buildout, formation of strategic development and scientific plan

-	On track to initiate Phase 2 study evaluating tibulizumab (ZB-106) for the treatment of systemic sclerosis (SSc) in 2H 2024

-	Appointment of CEO, Robert Lisicki, underscores Zura Bio’s commitment to building leading immunology company as we prioritize excellence in strategic development and scientific planning

-	Outgoing Founder and CEO, Someit Sidhu, M.D., will continue as a Board Director to leverage institutional knowledge and provide continued support

-	Cash position as of December 31, 2023 totaling $99.8 million in cash, cash equivalents, and investments expected to support development and operations into 2026

Henderson, Nev – March 28, 2024 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio”) a clinical-stage immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today reported full year 2023 financial results and recent business highlights. The Company has also announced the appointment of Robert Lisicki as Chief Executive Officer (CEO), effective April 8, 2024, succeeding its Founding CEO, Someit Sidhu, M.D. Dr. Sidhu will continue to serve Zura Bio as a non-independent Board Director.

“Throughout 2023, Zura Bio achieved significant milestones by successfully listing on Nasdaq, broadening our portfolio of differentiated clinical-stage immunology and inflammation assets, and building our management team. These accomplishments have firmly established a robust operational framework for our business that is underpinned by a cash runway expected to fund operations into 2026,” stated Someit Sidhu, M.D., Founder and CEO of Zura Bio, “We remain focused on initiating a Phase 2 clinical trial evaluating our lead asset, tibulizumab, in systemic sclerosis in the second half of 2024. This involves effective management of our development and manufacturing partners, the thoughtful selection of a contract research organization, and communications with regulatory authorities. Concurrently, we're advancing ZB-168 and torudokimab towards Phase 2 readiness while closely monitoring external readouts expected in 2024.”

Zura Bio has appointed Robert Lisicki as CEO, effective April 8, 2024, succeeding Dr. Sidhu, who remains actively involved in the Company as a non-independent Director of the Board. The Company will expand its Board membership to ten, which includes Mr. Lisicki’s role as a Director of the Board. Mr. Lisicki joined Zura Bio in January 2024 as President and Chief Operating Officer.

Dr. Sidhu continued, "On behalf of the Management Team and Board, I am pleased to welcome Robert as the Chief Executive Officer. Robert brings a wealth of industry leadership experience complemented by expertise in drug development and commercial operations. With his proven track record of excellence, he is the right individual to lead Zura Bio as our lead asset enters Phase 2 development. I will work closely with Robert to transition CEO responsibilities and remain actively involved as a Director."

Important upcoming anticipated events for Zura Bio

Tibulizumab (ZB-106): Zura Bio plans to initiate a Phase 2 trial of tibulizumab for the treatment of systemic sclerosis in 2H 2024. Tibulizumab is a tetravalent dual-antagonist antibody engineered by the fusion of TALTZ® (ixekizumab) and tabalumab that neutralizes IL-17A and BAFF.

ZB-168: Zura Bio plans to conduct necessary CMC and regulatory activities to prepare ZB-168, an anti-IL-7Rα inhibitor, for Phase 2 readiness. Additionally, the Company is actively monitoring Phase 2 IL-7R external catalysts in ulcerative colitis, atopic dermatitis, and alopecia areata, along with additional TSLP-driven catalysts.

Torudokimab (ZB-880): Zura Bio plans to conduct necessary CMC and regulatory activities to prepare torudokimab, an anti-IL-33 antibody, for Phase 2 readiness in allergy or respiratory-related indications. Additionally, the Company is monitoring Phase 2 and Phase 3 external catalysts in asthma and chronic obstructive pulmonary disease.

BUSINESS AND FINANCIAL HIGHLIGHTS

•	Raised approximately $145 million in 1H 2023 to support our pipeline and business operations.

o	In March 2023, successfully closed a Business Combination Agreement (BCA) with JATT Acquisition Corp., resulting in approximately $65 million in gross cash proceeds. Simultaneously, began trading on Nasdaq under the ticker symbol ZURA.
o	In April 2023, completed $80 million financing from top institutional biotech investors supporting the in-licensing of tibulizumab, a potential first-in-class anti-IL-17 and anti-BAFF tetravalent bispecific antibody, from Eli Lilly and Company.

•	Enhanced and expanded the Board of Directors and Executive leadership team to fortify business operations and ensure readiness for clinical trials in 2024.

o	In April 2023, appointed Michael Howell, Ph.D. as the Chief Scientific Officer and Head of Translational Medicine.
o	In November 2023, appointed Arnout Ploos van Amstel to the Board of Directors.
o	In January 2024, appointed Kiran Nistala, M.B.B.S., Ph.D. as the Chief Medical Officer and Head of Development.
o	In March 2024, appointed Robert Lisicki to CEO, effective April 8, 2024.

•	Joined the Russell 2000® and Russell 3000® Indexes in June 2023.

•	Entered into a sponsored research agreement with Benaroya Research Institute in September 2023 to further characterize the pivotal role of Interleukin-7 receptor alpha (IL-7Rα) in Thymic Stromal Lymphopoietin (TSLP) and Interleukin-7 (IL-7) signaling pathways.

•	Presented results from two abstracts at the World Allergy Congress in December 2023, highlighting the Company’s informative research for ZB-168 and torudokimab.

Cash and cash equivalents: Cash and cash equivalents were $99.8 million as of December 31, 2023, as compared to $1.6 million as of December 31, 2022. The increased cash balance is primarily due to the aggregate of capital raised from closing of the BCA in March 2023 and the private placement transaction in April 2023. Zura Bio anticipates that its cash and cash equivalents are sufficient to fund planned operations into 2026.

Research and Development (R&D) expenses: R&D expenses were $44.0 million for the year ended December 31, 2023, an increase of $20.3 million compared to $23.7 million for the year ended December 31, 2022. The increase was primarily due to an increase of $9.1 million related to manufacturing, and an increase of $7.5 million of costs incurred to acquire licenses. Additionally, there was an increase of $1.5 million in expenses related to compensation for personnel, including share-based compensation.

General and Administrative (G&A) expenses:  G&A expenses were $18.6 million for the year ended December 31, 2023, an increase of $15.2 million compared to the $3.5 million for the year ended December 31, 2022. The increase was primarily due to an increase of $11.4 million in compensation for personnel in G&A functions, including share-based compensation as well as an increase of $2.9 million in professional services.

Net loss: Net loss for the year ended December 31, 2023 was $60.4 million compared to $25.7 million for the year ended December 31, 2022.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for tibulizumab, ZB-168, and torudokimab with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other novel indications with unmet needs.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” sections of Zura Bio’s recent filings with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Zura Bio’s control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against Zura Bio; (2) volatility in the price of Zura Bio’s securities; (3) the ability of Zura Bio to successfully conduct research and development activities, grow and manage growth profitably, maintain relationships with customers and suppliers, and retain key employees; (4) the ongoing costs relating to operating as a public company; (5) changes in the applicable laws or regulations; (6) the possibility that Zura Bio may be adversely affected by other economic, business, and/or competitive factors; (7) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Zura Bio operates; (8) the potential inability of Zura Bio to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (9) the enforceability of Zura Bio’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (10) other risks and uncertainties described in the registration statement on Form S-1 filed with the SEC on June 14, 2023, and such other documents filed by Zura Bio from time to time with the SEC. These risks and uncertainties may be amplified by the COVID-19 pandemic or other unanticipated global disruption events, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

Megan K. Weinshank

Head of Investor Relations

IR@zurabio.com

Lee M. Stern

Meru Advisors

lstern@meruadvisors.com

ZURA BIO LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$99,806	$1,567
Prepaid expenses and other current assets	1,037	209
Total current assets	100,843	1,776
Deferred offering costs	—	3,486
Total assets	$100,843	$5,262

Liabilities, Redeemable Noncontrolling Interest, Convertible Preferred Shares, and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$20,302	$4,428
Note payable	—	7,756
Research and development license consideration liability	—	2,634
Total current liabilities	20,302	14,818
Private placement warrants	990	—
Total liabilities	21,292	14,818

Commitments and contingencies (Note 12)

Redeemable noncontrolling interest	18,680	10,000

Convertible preferred shares
Series A-1 convertible preferred shares, $0.001 par value, -0- and 13,510,415 shares authorized, issued and outstanding as of December 31, 2023 and 2022, respectively	—	12,500

Shareholders’ Equity (Deficit):
Preferred Shares, $0.0001 par value, 1,000,000 and -0- authorized as of December 31, 2023 and 2022, respectively; -0- issued and outstanding as of December 31, 2023 and 2022	—	—
Class A Ordinary Shares, $0.0001 par value, 300,000,000 authorized, 43,593,678 issued and outstanding as of December 31, 2023; 1,884,649 authorized, 279,720 issued and outstanding as of December 31, 2022	4	—
Additional paid-in capital	162,820	—
Accumulated deficit	(103,494)	(32,056)
Total Zura Bio Limited shareholders’ equity (deficit)	59,330	(32,056)
Noncontrolling interest	1,541	—
Total shareholders’ equity (deficit)	60,871	(32,056)
Total liabilities, redeemable noncontrolling interest, convertible preferred shares, and shareholders’ equity (deficit)	$100,843	$5,262

ZURA BIO LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

		For the Period from
		January 18, 2022
	For the Year Ended	(date of inception) to
	December 31,	December 31,
	2023	2022
Operating expenses:
Research and development	$43,999	$23,689
General and administrative	18,639	3,473
Total operating expenses	62,638	27,162
Loss from operations	(62,638)	(27,162)
Other expense/(income), net:
Other expense, net	(17)	23
Interest income	(2,186)	(8)
Dividend income	(1,392)	—
Change in fair value of private placement warrants	(724)	—
Change in fair value of note payable	2,244	156
Total other expense/(income), net	(2,075)	171
Loss before income taxes	(60,563)	(27,333)
Income tax benefit	—	—
Net loss before redeemable noncontrolling interest	(60,563)	(27,333)
Net loss attributable to redeemable noncontrolling interest	203	1,595
Net loss	(60,360)	(25,738)
Accretion of redeemable noncontrolling interest to redemption value	(7,220)	(6,652)
Deemed contribution from redeemable noncontrolling interest	9,212	—
Deemed dividend to redeemable noncontrolling interest	(10,875)	—
Net loss attributable to Class A Ordinary Shareholders of Zura	$(69,243)	$(32,390)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(2.09)	$(141.97)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	33,064,036	228,148